Adopted September 21, 2005

EVEREST RE GROUP, LTD.

2003 Non-Employee Director Equity Compensation Plan

RESTRICTED STOCK AWARD AGREEMENT

This Agreement is made as of the Grant Date (as defined in paragraph 1 below), by and between Everest Re Group, Ltd. (the “Corporation”) and the Participant.

WHEREAS, the Corporation maintains the Everest Re Group, Ltd. 2003 Non-Employee Director Equity Compensation Plan (the “Plan”), which is incorporated into and forms part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Corporation and the Participant, as follows;

1.            Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)	The “Participant” is .
(b)	The “Grant Date” is .

(c)          The number of “Covered Shares” is shares of Stock. “Covered Shares” are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.

(d)      Other capitalized terms used in this Agreement are as defined herein, or as defined in the Plan.

2.        Award. The Participant is hereby granted the number of Covered Shares set forth in paragraph 1.

3.        Restriction on Transfer and Forfeiture of Shares. If the Date of Termination (as defined below) does not occur during the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of the Restricted Period for such shares, the Participant shall become vested in those Covered Shares, and shall own the shares free of all restrictions otherwise imposed by this Agreement. With respect to all Covered Shares, the Restricted Period shall begin on the Grant Date. The Restricted Period with respect to each Installment shown on the schedule shall end on the Vesting Date applicable to such Installment:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
1/3 of Covered Shares	First Anniversary of the Grant Date
1/3 of Covered Shares	Second Anniversary of the Grant Date
1/3 of Covered Shares	Third Anniversary of the Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, the participants shall become vested in the Covered Shares and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period as follows:

(a)

The Participant shall become vested in Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s death or disability.

(b)

The Participant shall become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s ceasing to serve as a director (other than for a Termination for Cause): (i) if the Participant has completed at least two full terms as a director and is the age of 65 or older (or at an earlier age with the consent of the Committee); or (ii) after completing at least three full terms as a director.

Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the shares. Except as otherwise provided in this paragraph 3, the Participant shall forfeit the unvested Covered Shares as of a Date of Termination that occurs during the Restricted Period, unless the Committee shall determine in a particular case that such forfeiture would not be in the best interest of the Corporation. For purposes of this paragraph, “Date of Termination” shall mean the termination of service as a director for any reason whatsoever, whether voluntary or involuntary, and Termination for Cause shall mean the removal for cause of a director as authorized by the Corporation’s Bye-laws.

4.        Deposit of Covered Shares. In order to induce the Corporation to issue to the Participant the Covered Shares, the Participant consents to the deposit with the Secretary of the Corporation, or such other person as designated by the Committee, the certificates evidencing the Covered Shares, together if required by the Committee, with stock powers or other instruments of transfer required by the Corporation or its counsel appropriately endorsed in blank by him. Such deposit shall remain in effect until the time the Corporation reacquires the Covered Shares under and pursuant to the terms and provisions of the Plan and this Agreement or until such Covered Shares shall be released from restriction under the Plan and this Agreement. Notwithstanding anything in this Agreement to the contrary, the Participant shall have no rights as a shareholder with respect to any Covered Shares until the date the Participant becomes a holder of record with respect to such shares.

(a)	The Participant consents to the appointment of the Secretary of the Corporation, in his official capacity, and his successor in office, or any other person that may be appointed by the Committee under the Plan, as escrow agent (“Escrow Agent”) for said shares during the Restricted Period. If during the Restricted Period, the Participant’s service as a director of the Corporation is terminated (except by reason of the Participant’s death or disability), and shares of the Covered Shares are forfeited, the Participant authorizes the Escrow Agent to cause such certificate or certificates to be cancelled on the stock record books of the Corporation. The Participant agrees that the Escrow Agent is acting merely as a depository and shall have no liability hereunder except as a depository to retain the Covered Shares and to dispose of them in accordance with the terms of this Agreement and the Plan. If the Escrow Agent is notified of any adverse claim or demand by a person, he is hereby authorized to hold such certificates until the dispute shall have been settled by the parties and notice submitted to him by persons so interested, or until the rights of the parties have been fully adjudicated in a court of competent jurisdiction. So long as the Covered Shares are held in escrow, the Participant shall be entitled to all rights of a stockholder with respect thereto, except as may be limited by the terms of the Plan and this Agreement.

(b)	During the Restricted Period, certificates evidencing the Covered Shares shall bear the following additional legend:

“These shares have been issued pursuant to the Everest Re Group, Ltd. 2003 Non-Employee Director Equity Compensation Plan (“Plan”) and are subject to forfeiture to Everest Re Group, Ltd. (the “Corporation”) in accordance with the terms of the Plan and an Agreement between the Corporation and the person in whose name the certificate is registered. These shares may not be sold, pledged, exchanged, transferred, hypothecated or otherwise disposed of except in accordance with the terms of said Plan and said Agreement.”

5.	Dividends and Voting Rights.

(a)

The Participant shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares; provided further, that any shares of Stock received by a recipient as a stock dividend, or as a result of stock splits, recapitalizations, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise, directly or indirectly, with respect to the Covered Shares shall have the same status, be subject to this Agreement, and shall bear the same legend as the Covered Shares and shall be delivered to the Escrow Agent to be held under the same terms and conditions as the Covered Shares.

(b)

The Participant shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

6.        Delivery of Stock and Documents. In the event any Covered Shares are forfeited to the Corporation pursuant to the Plan or this Agreement, the Participant shall, to the extent not already deposited with the Escrow Agent, deliver to the Escrow Agent the following: the certificate or certificates representing the Covered Shares duly endorsed for transfer and bearing whatever documentary stamps, if any, are necessary, and such assignments, certificates of authority, tax releases, consents to transfer, instruments, and evidences of title of the Participant and of his compliance with the Agreement as may be reasonably required by the Corporation or by its counsel.

7.        Merger or Consolidation. In the event of a merger or consolidation to which the Corporation is a party, or of any other acquisition of a majority of the issued and outstanding shares of Stock involving the exchange or a substitution of the stock of an acquiring corporation for Stock, or of any transfer of all or substantially all of the assets of the Corporation in exchange for the stock of an acquiring corporation, a determination as to whether the stock of the acquiring corporation so received shall be subject to the restrictions set forth in this Agreement shall be made solely by the acquiring corporation. However, such determination shall in no way affect the rights of the Participant as defined in the Plan.

8.        Holding Period. At least six (6) months must elapse from the date of acquisition of the unrestricted Covered Shares to the date of disposition.

9.        No Right to Continued Service. Nothing herein shall obligate the Corporation to continue the Participant’s service as a director for any particular period or on any particular basis of compensation except as may be provided under the Corporation’s Bye-Laws and applicable law regarding the service of directors.

10.     Transferability. Except as otherwise provided in this paragraph 10, restricted Covered Shares are not transferable other than as designated by the Participant by will or by laws of descent and distribution, and during the Participant’s life, may be acquired only by the Participant. However, the Participant, with the approval of the Committee, may transfer the restricted Covered Shares for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish and the transferee shall remain subject to all the terms and conditions applicable to the restricted Covered Shares prior to such transfer. The foregoing right to transfer the restricted Covered Shares shall apply to the right to transfer consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with restricted Covered Shares. The term “Immediately Family” means the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).

11.     Burden and Benefit. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Participant and his executors or administrators, heirs, permissible assigns and personal and legal representatives.

12.     Execution. No person shall have any rights under this Award unless and until the Participant has executed and delivered this Agreement to the Corporation. By executing this Award Agreement, the Participant shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors or their delegates.

13.     Modifications. No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

14.     Entire Agreement. This Agreement, together with the Plan, sets forth all of the promises, agreements, conditions, understandings, warranties and representations, oral or written, express or implied, between the parties hereto with respect to the Covered Shares. The terms and conditions of the Plan are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

15.     Genders. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.

16.     Notices. Any and all notices required herein shall be addressed: (i) if to the Corporation, to the principal executive office of the Corporation; and (ii) if to the Participant, to his or her address as reflected in the stock records of the Corporation.

17.     Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, the Corporation and the Participant have executed this Agreement as of the day and year first written above.

Everest Re Group, Ltd.

By:	/s/ JOSEPH V. TARANTO
Joseph V. Taranto

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